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                                                                     EXHIBIT 10x

Bell Atlantic Salary Program for Senior Managers


On August 14, 1997, the merger of a subsidiary of Bell Atlantic Corporation (the "Corporation") with a subsidiary of NYNEX Corporation was culminated, and, on that date, the Human Resources Committee ("HRC") of the Board of Directors of the Corporation approved a salary program for executive officers of the Corporation and for other "Senior Managers" of the Corporation and its subsidiaries. The HRC action was effective immediately as of the date of approval.

Pursuant to the action of the HRC, the program shall apply to the top 200-300 "Senior Managers" of the Corporation and its subsidiaries. Salaries shall be determined in a market-based manner with reference to pay offered at 43 comparable companies. Salaries for Senior Managers shall be commensurate with median levels among such comparable companies. Except for salaries for each of the two most senior officers of the Corporation (which shall be set without reference to compensation "Bands"), salaries for all other executive officers and Senior Managers shall fall within four broad compensation "Band" ranges.